Exhibit 99.1

N E W S B U L L E T I N FROM:

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2015 Second Quarter Results

OXNARD, CA, October 6, 2014 -- CalAmp (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its second quarter ended August 31, 2014. Highlights for the quarter include:

  Consolidated second quarter revenue of $59.2 million, up $0.4 million compared to the second quarter last year, with Wireless Datacom revenue up 6% to a record $50.2 million and Satellite revenue down 22% to $9.0 million.
  Second quarter GAAP net income of $3.3 million, or $0.09 per diluted share, compared to $2.8 million, or $0.08 per diluted share for the second quarter last year.
  Adjusted Basis (non-GAAP) net income of $7.5 million, or $0.21 per diluted share, compared to $6.8 million, or $0.19 per diluted share, for the same period last year.
  Net cash provided by operations for the second quarter of $8.5 million, and total cash and marketable securities of $36.8 million at August 31, 2014.

Commenting on the second quarter fiscal 2015 results, Michael Burdiek, CalAmp's President and Chief Executive Officer, said, “Our solid performance in the second quarter was driven by ongoing strength in the Wireless Datacom segment, which generated record revenues of $50.2 million and led to an 11% year-over-year growth in non-GAAP earnings. During the quarter we experienced strong growth in energy revenues with renewed shipments to our solar power customer, coupled with robust demand for our Mobile Resource Management (MRM) products from fleet management and asset tracking customers. I am particularly encouraged by the expanding pipeline of opportunities and the momentum in demand for our MRM products as we enter the second half of fiscal 2015. In our Satellite segment, we saw an expected decline in revenues to $9 million, though a favorable product mix drove higher gross margins and meaningful contribution to our overall operating cash flow and profitability.”

Fiscal 2015 Second Quarter Results
Total revenue for the fiscal 2015 second quarter was $59.2 million compared to $58.8 million for the second quarter of fiscal 2014. Wireless Datacom revenue increased to $50.2 million from $47.2 million in the same period last year, while Satellite revenue was $9.0 million in the latest quarter compared to $11.6 million in the second quarter last year due to normal demand fluctuations in this business.

Consolidated gross profit for the fiscal 2015 second quarter was $20.5 million, an increase of $0.7 million over the same quarter last year, primarily attributable to higher Wireless Datacom revenue. The consolidated gross margin was 34.6% in the fiscal 2015 second quarter, compared to 33.7% in the second quarter last year.

CalAmp Reports Fiscal 2015 Second Quarter Results
October 6, 2014

GAAP net income for the fiscal 2015 second quarter was $3.3 million, or $0.09 per diluted share, compared to net income of $2.8 million, or $0.08 per diluted share, in the second quarter of last year. While the Company’s GAAP-basis effective tax rate approximates the combined US federal and state statutory tax rate, the Company’s pretax income is still largely sheltered from taxation by net operating loss and research and development tax credit carryforwards, and is expected to remain so for the next several years.

Non-GAAP net income for the fiscal 2015 second quarter was $7.5 million, or $0.21 per diluted share, compared to non-GAAP earnings of $6.8 million, or $0.19 per diluted share, for the same quarter last year. Non-GAAP net income excludes the impact of intangibles amortization expense, stock-based compensation expense and acquisition-related expenses, and includes an income tax provision for cash taxes paid or payable for the period. A reconciliation of the GAAP-basis pretax income to the non-GAAP net income and earnings per diluted share is provided in the table at the end of this press release.

Liquidity
As of August 31, 2014, the Company had total cash and marketable securities of $36.8 million and no bank debt outstanding. Net cash provided by operating activities during the second quarter was $8.5 million, and the unused borrowing capacity on the bank revolver as of the end of the second quarter was $15 million.

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, “In the fiscal 2015 third quarter, we expect consolidated revenue in the range of $61 to $65 million. We anticipate Wireless Datacom revenue in the third quarter will be higher on a sequential quarter basis due primarily to the commencement of production shipments of telematics devices to a key OEM customer in the heavy equipment industry. Satellite revenue in the third quarter is expected to be down slightly on a sequential quarter basis to the lower end of its normal quarterly operating range. At the bottom line, we expect third quarter GAAP-basis net income in the range of $0.08 to $0.12 per diluted share and non-GAAP net income in the range of $0.21 to $0.25 per diluted share.”

Mr. Burdiek continued, “For fiscal 2015 as a whole, we expect consolidated revenues to gain momentum as the year progresses with revenue from our key heavy equipment OEM customer likely exceeding $10 million in the second half of this fiscal year. We anticipate full year revenues in the range of $250 to $255 million, GAAP-basis net income in the range of $0.36 to $0.42 per diluted share and non-GAAP net income in the range of $0.88 to $0.94 per share. We are pleased with the momentum we are experiencing across our core portfolio, and anticipate that continued execution and investments in new applications and geographic expansion will drive growth into fiscal 2016 and beyond.

Conference Call and Webcast
A conference call and simultaneous webcast to discuss the fiscal 2015 second quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 1-877-407-0784 (1-201-689-8560 for international callers) and using the Conference ID # 13590360. An audio replay will be available through October 20, 2014 by calling 1-877-870-5176 or 1-858-384-5517 and entering the Conference ID # 13590360.

CalAmp Reports Fiscal 2015 Second Quarter Results
October 6, 2014

Additionally, a live webcast of the call will be available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value remote assets. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including global economic conditions and uncertainties in the geopolitical environment, product demand, competitive pressures and pricing declines in our Wireless Datacom and Satellite segments, unforeseen delays in the expected ramp in product shipments to a key OEM customer in the heavy equipment industry, the timing and acceptance of customer approvals of new product designs, intellectual property infringement claims, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, changes in wireless transmission standards and technologies including 3G and 4G standards, dependence on third-party manufacturers and component suppliers in foreign countries, and other risks or uncertainties that are described in our Annual Report on Form 10-K for the year ended February 28, 2014 and our Quarterly Report on Form 10-Q for the quarter ended August 31, 2014 that were filed on April 24, 2014 and October 6, 2014, respectively, with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com

CalAmp Reports Fiscal 2015 Second Quarter Results
October 6, 2014

CAL AMP CORP.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2014	2013	2014	2013
Revenues	$59,210	$58,807	$118,191	$112,553

Cost of revenues	38,714	38,968	77,476	74,233

Gross profit	20,496	19,839	40,715	38,320

Operating expenses:
Research and development	5,016	5,296	10,134	10,454
Selling	4,921	4,884	10,098	9,869
General and administrative	3,892	3,418	7,529	7,230
Intangible asset amortization	1,634	1,484	3,317	3,133
	15,463	15,082	31,078	30,686

Operating income	5,033	4,757	9,637	7,634

Non-operating expense, net	(4)	(81)	(91)	(250)

Income before income taxes	5,029	4,676	9,546	7,384

Income tax provision	(1,751)	(1,832)	(3,575)	(2,855)

Net income	$3,278	$2,844	$5,971	$4,529

Earnings per share:
Basic	$0.09	$0.08	$0.17	$0.13
Diluted	$0.09	$0.08	$0.16	$0.13

Shares used in computing earnings per share:
Basic	35,732	34,808	35,652	34,687
Diluted	36,472	35,833	36,498	35,748

BUSINESS SEGMENT INFORMATION (Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2014	2013	2014	2013
Revenues
Wireless DataCom	$50,204	$47,196	$98,051	$88,061
Satellite	9,006	11,611	20,140	24,492
Total revenues	$59,210	$58,807	$118,191	$112,553

Gross profit
Wireless DataCom	$18,047	$17,555	$35,362	$33,515
Satellite	2,449	2,284	5,353	4,805
Total gross profit	$20,496	$19,839	$40,715	$38,320

Operating income
Wireless DataCom	$4,657	$4,314	$8,325	$6,680
Satellite	1,300	1,228	3,156	2,776
Corporate expenses	(924)	(785)	(1,844)	(1,822)
Total operating income	$5,033	$4,757	$9,637	$7,634

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CalAmp Reports Fiscal 2015 Second Quarter Results
October 6, 2014

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	February 28,
	2014	2014
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$23,296	$19,233
Short-term marketable securities	13,548	8,500
Accounts receivable, net	38,277	36,904
Inventories	20,175	14,968
Deferred income tax assets	7,508	7,619
Prepaid expenses and other current assets	4,317	5,017
Total current assets	107,121	92,241
Long-term marketable securities	-	518
Property, equipment and improvements, net	6,795	4,771
Deferred income tax assets, less current portion	31,858	35,131
Goodwill	15,479	15,422
Other intangible assets, net	25,833	29,131
Other assets	3,742	2,051

	$190,828	$179,265

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$862	$1,156
Accounts payable	28,725	20,508
Accrued payroll and employee benefits	4,207	6,594
Deferred revenue	8,405	8,251
Other current liabilities	5,507	5,609

Total current liabilities	47,706	42,118

Long-term debt	238	702
Other non-current liabilities	4,482	3,298

Stockholders' equity:
Common stock	362	359
Additional paid-in capital	205,435	206,154
Accumulated deficit	(67,330)	(73,301)
Accumulated other comprehensive loss	(65)	(65)

Total stockholders' equity	138,402	133,147

	$190,828	$179,265

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CalAmp Reports Fiscal 2015 Second Quarter Results
October 6, 2014

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited - In thousands)

	Six Months Ended
	August 31,
	2014	2013
Cash flows from operating activities:
Net income	$5,971	$4,529
Depreciation and amortization	4,368	4,015
Stock-based compensation expense	1,756	1,321
Amortization of debt issue costs and discount	280	147
Deferred tax assets, net	3,384	2,796
Other	42	-
Changes in operating working capital	(9)	1,002

Net cash provided by operating activities	15,792	13,810

Cash flows from investing activities:
Purchases of marketable securities, net of redemptions	(4,572)	-
Capital expenditures	(3,094)	(841)
Acquisition net of cash acquired	-	(46,837)

Net cash used in investing activities	(7,666)	(47,678)

Cash flows from financing activities:
Proceeds from bank term loan, net of repayments	-	2,783
Payment of acquisition-related note and contingent consideration	(1,591)	(486)
Taxes paid related to net share settlement of vested equity awards	(3,013)	(2,991)
Proceeds from exercise of stock options	541	1,139

Net cash provided (used) by financing activities	(4,063)	445

Net change in cash and cash equivalents	4,063	(33,423)

Cash and cash equivalents at beginning of period	19,233	63,101

Cash and cash equivalents at end of period	$23,296	$29,678

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CalAmp Reports Fiscal 2015 Second Quarter Results
October 6, 2014

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2014	2013	2014	2013
GAAP Basis Pretax Income	$5,029	$4,676	$9,546	$7,384

Amortization of intangible assets	1,634	1,484	3,317	3,133
Stock-based compensation expense	936	690	1,756	1,321
Acquisition and integration expenses	-	-	-	637
Pretax income (non-GAAP basis)	7,599	6,850	14,619	12,475

Income tax provision (non-GAAP basis) (a)	(65)	(32)	(190)	(64)
Adjusted Basis Net Income	$7,534	$6,818	$14,429	$12,411

Adjusted Basis Net Income per diluted share	$0.21	$0.19	$0.40	$0.35

Weighted average common shares outstanding
on diluted basis	36,472	35,833	36,498	35,748

(a)	The non-GAAP income tax provision represents cash taxes paid or payable for the period after giving effect to the utilization of net operating loss and tax credit carryforwards.

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